FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	10/17/12
Settle Date	10/25/12
Security Name	METRO TRAN AUTH NY 5% 11/15/22
CUSIP	59259NQ97
Price	126.266
Transaction Value	$ 3,156,650.00
Class Size	$ 318,755,612.75
% of Offering	0.784%
Underwriter Purchased From	Wells Fargo Securities
Underwriting Members: (1)	Wells Fargo Securities
Underwriting Members: (2)	Jefferies
Underwriting Members: (3)	Loop Capital Markets LLC
Underwriting Members: (4)	Barclays
Underwriting Members: (5)	BofA Merrill Lynch
Underwriting Members: (6)	Citigroup
Underwriting Members: (7)	Goldman, Sachs & Co.
Underwriting Members: (8)	J.P. Morgan
Underwriting Members: (9)	Morgan Stanley
Underwriting Members: (10)	Ramirez & Co., Inc.
Underwriting Members: (11)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (12)	BB&T Capital Markets
Underwriting Members: (13)	Duncan-Williams Inc.
Underwriting Members: (14)	Edward Jones
Underwriting Members: (15)	Fidelity Capital Markets
Underwriting Members: (16)	FirstSouthwest
Underwriting Members: (17)	M.R.Beal & Company
Underwriting Members: (18)	Piper Jaffray & Co.
Underwriting Members: (19)	Raymond James Morgan Keegan
Underwriting Members: (20)	RBC Capital Markets
Underwriting Members: (21)	Rice Financial Products Company
Underwriting Members: (22)	Roosevelt & Cross Incorporated
Underwriting Members: (23)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (24)	TD Securities (USA) LLC